Exhibit 10.8

EXCLUSIVE OPTION AGREEMENT

THIS AGREEMENT is made and entered into as of 27 day of March (the “Effective Date”) by and between SANTEN PHARMACEUTICAL CO., LTD. (“SANTEN”), a Japanese corporation having a place of business at 9-19, Shimoshinjo 3-chome, Higashiyodogawa-ku, Osaka 533-8651, Japan, and VIA PHARMACEUTICALS, INC. (“VIA”), a Delaware corporation having a place of business at 750 Battery Street, Suite 330, San Francisco, CA 94111, USA.

WHEREAS, SANTEN has developed and owns certain compounds generally characterized as leukotriene A4 hydrolase inhibitors and their related compounds (the “Compounds”), and owns the patents and proprietary information relating thereto;

WHEREAS, SANTEN has provided certain confidential information relating to the Compounds to VIA under the confidentiality agreement between the parties dated February 20, 2006 (the “Confidentiality Agreement”);

WHEREAS, VIA desires to perform certain studies with some of the Compounds to determine its interest in getting a license from SANTEN for the Compounds;

WHEREAS, SANTEN is willing to grant VIA an exclusive option for the license under the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS

1.1	“Know-How” shall mean (a) Confidential Information (as defined in the Confidentiality Agreement) disclosed by SANTEN to VIA under the Confidentiality Agreement and this Agreement and (b) any technical information, trade secret, know-how or data developed or owned by SANTEN prior to the effective date of the License Agreement (as hereinafter defined) relating to the Materials (as hereinafter defined) which are not covered by the Patent Rights (as hereinafter defined).

1.2	“License Agreement” shall mean the exclusive license agreement to be entered into between SANTEN and VIA relating to the Product (as hereinafter defined) if VIA exercises the option pursuant to Section 4.1.

1.3	“Materials” shall mean the Compounds specifically listed in Exhibit C attached hereto.

1.4	“Option Period” shall mean the period commencing on the Effective Date and, unless earlier terminated by VIA pursuant to Section 2.3, ending upon the expiration of a period of twelve (12) months following the date of receipt by VIA of the Materials provided by SANTEN pursuant to Section 5.2.

1.5	“Patent Rights” shall mean the issued patents listed in Exhibit A attached hereto.

1.6	“Product” shall mean any form or dosage of pharmaceutical preparations, including combinations and conjugates, which contains as an active ingredient any one of the Materials and other compounds, including, without limitation, any salt, form and derivative thereof, that are claimed in the Patent Rights.

1.7	“Study” shall mean the experimental investigation conducted by VIA using the Materials during the Option Period to determine whether to exercise the option granted hereunder.

2. OPTION FOR EXCLUSIVE LICENSE

2.1	SANTEN hereby grants to VIA an exclusive option to acquire an exclusive worldwide license (including the right to sublicense) under the Patent Rights and the Know-How to make, have made, use, sell, have sold, offer to sell and import the Product(s) for all indications excluding the ophthalmic diseases in all territories of the world.

2.2	If VIA elects to exercise its exclusive option to acquire an exclusive license under Section 2.1, VIA shall notify SANTEN in writing of its intent to exercise its option prior to the expiration of the Option Period. Failure of VIA to provide notice prior to the expiration of the Option Period shall be deemed a waiver by VIA of its option.

2.3	VIA may notify SANTEN at any time during the Option Period if VIA has determined not to exercise the option granted under Section 2.1. The option granted hereunder shall terminate upon receipt by SANTEN of such notice.

2.4	During the Option Period, VIA shall have the right to conduct the Study with the Materials in accordance with the provisions of Section 5.

2.5	During the term of this Agreement, SANTEN shall not grant, or offer to grant, to any party any license under the Patent Rights and the Know-How to make, use and sell the Products.

3. CONSIDERATION

3.1	In consideration of the exclusive option granted to VIA herein, VIA shall pay to SANTEN a non-refundable, non-creditable option fee of twenty-five thousand U.S. dollar (US$25,000) within thirty (30) days following the Effective Date.

3.2	The option fee shall be paid by bank wire transfer in immediately available funds in United States dollar to such bank account as is designated in writing by SANTEN.

4. NEGOTIATION AND TERMS OF LICENSE AGREEMENT

4.1	Upon notice of the option exercise by VIA pursuant to Section 2.2, SANTEN and VIA shall enter into good faith negotiations regarding the terms and conditions of the License Agreement and shall agree to execute the License Agreement within three (3) months from the date of receipt by SANTEN of such notice.

4.2	The terms and conditions of the License Agreement shall contain the terms outlined in Exhibit B and other reasonable commercial terms customary for agreements of this type.

5. SUPPLY AND EVALUATION OF MATERIALS

5.1	SANTEN shall supply VIA with the Materials listed in Section 1 of Exhibit C in the respective amounts specified therein free of charge within one (1) month following the Effective Date.

5.2	SANTEN shall commence synthesis of the Materials listed in Section 2 of Exhibit C upon the Effective Date and shall supply such Materials to VIA upon completion of the synthesis. All reasonable and verifiable out-of-pocket expenses incurred by SANTEN for the synthesis of such Materials shall be borne by VIA. The payment by VIA for such expenses shall be made within one (1) month after receipt by VIA from SANTEN of an invoice specifying such expenses.

5.3	Any Materials exceeding the amounts specified in Exhibit C will be supplied only if it is available from SANTEN during the Option Period. Any Materials that are not available from SANTEN will be synthesized by SANTEN provided that all reasonable and verifiable out-of-pocket expenses incurred by SANTEN and agreed to by VIA for the synthesis of such Materials shall be paid by VIA.

5.4	VIA shall use commercially reasonable efforts to perform the Study during the Option Period. VIA shall not make use of the Materials for any unlawful or unauthorized purposes, including the use in human, other than permitted in this Agreement. VIA further agrees not to synthesize or modify any Materials or its peripheral compounds.

5.5	VIA may transfer or disclose the Materials to any contract research organization (“CRO”) solely in order to conduct the Study by giving SANTEN a written notice specifying such CRO. VIA may have all or part of the Study performed by a third party, provided that any such CRO agrees in writing to be bound by the confidentiality and non-use obligations consistent with those contained in this Agreement and provided further that VIA shall be jointly and severally liable for any unauthorized disclosure or use of the Materials by such third party.

5.6	If reasonably requested by SANTEN during the Option Period, VIA shall provide SANTEN with an update on the progress of the Study including, but not limited to, the experimental protocols, schedule, evaluation status and interim results of the Study. At the completion of the Study but no later than the expiration of the Option Period, VIA shall furnish SANTEN with all data and information generated in connection with the Study. VIA agrees not to use for any purpose, disclose to any third party, or publish such data and information without prior written consent of SANTEN.

5.7

THE MATERIALS ARE FOR NON-CLINICAL RESEARCH PURPOSES ONLY AND ARE PROVIDED WITHOUT WARRANTY AS TO ITS PROPERTIES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND WITHOUT ANY OTHER WARRANTY WHATSOEVER, EXPRESS OR IMPLIED. VIA AGREES THAT IN NO EVENT SHALL SANTEN BE LIABLE FOR ANY USE

OF THE MATERIALS BY VIA AND IT SHALL INDEMNIFY AND HOLD SANTEN HARMLESS FROM ANY AND ALL CLAIMS, SUITS AND LIABILITIES ARISING FROM ITS USE OF THE MATERIALS.

5.8	VIA acknowledges that the Materials are the sole property of SANTEN and that, upon expiration of the Option Period, it will return all unused Materials. Nothing in this Agreement shall be construed as granting VIA any license or right to the Materials unless VIA and SANTEN have entered into the License Agreement pursuant to Section 4.

5.9	VIA shall promptly disclose to SANTEN any and all discoveries or inventions made by or for VIA in connection to the Materials or Study. VIA shall assign all intellectual property rights in such discoveries or inventions to SANTEN and shall procure such an assignment from the inventor(s) where applicable. VIA further agrees to execute all relevant documents and assignments and do all such further things as may be necessary to perfect SANTEN’s title to such discoveries or inventions. The intellectual property rights covering such discoveries or inventions shall be added to the Patent Rights or the Know-How under which the exclusive license will be granted to VIA.

5.10	SANTEN agrees to prosecute and maintain all of the patents and applications included within the Patent Rights in all countries where such Patent Rights are now issued or pending, at its sole cost and expense.

6. CONFIDENTIALITY

6.1	The provisions of the Confidentiality Agreement shall be applied to any Confidential Information disclosed by either party to the other in connection with this Agreement.

6.2	Notwithstanding the provision of Section 6.1, the data and information furnished by VIA to SANTEN under Section 5.6 shall be regarded as Confidential Information owned and disclosed by SANTEN and shall be subject to the confidentiality and non-use obligations applicable to VIA under the Confidentiality Agreement.

7. TERM AND TERMINATION

7.1	This Agreement shall become effective upon the Effective Date and, unless earlier terminated pursuant to Section 7.2, 7.3 or 7.4, shall remain in effect until the expiration of the Option Period.

7.2	VIA may terminate this Agreement at any time by providing written notice to SANTEN.

7.3	If either party fails to perform or violates any material obligation of this Agreement, and the default or breach is not cured within thirty (30) days of receiving of notice specifying the default or breach, then non-delinquent party may terminate this Agreement forthwith.

7.4	If one of the parties shall go into liquidation, or a receiver or trustee be appointed for its property or estate, or if such party shall make an assignment for the benefit of its creditors, and whether or not any of the aforesaid acts be the outcome of a voluntary act of that party, the other party shall be entitled to terminate this Agreement forthwith by written notice to the first party.

7.5	Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 5.7, 5.9, 6, 8.3 and 8.4 shall survive the expiration or termination of this Agreement.

8. MISCELLANEOUS

8.1	Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, delivery by a professional courier service or certified or registered mail addressed to the party at the address below or at such changed address as the party shall have specified by written notice:

To Santen:	Santen Pharmaceutical Co., Ltd. 9-19, Shimoshinjo 3-chome, Higashiyodogawa-ku, Osaka 533-8651, Japan Facsimile: +81-6-6321-3723 Attn: Mitsushi Hikida, Ph.D.

To VIA:	VIA Pharmaceuticals, Inc. 750 Battery Street, Suite 330 San Francisco, CA 94111, USA Facsimile: +1-415-283-2201 Attn: Lawrence Cohen, Ph.D.

8.2	Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party hereto without prior written consent of the other party, and any attempted without the express prior written consent shall be null and void. However, either party shall have the right to assign this Agreement without obtaining the consent of the other party but with written notification to such other party in connection with a transfer of substantially all of its business or assets to which this Agreement relates.

8.3	This Agreement shall be construed and interpreted in accordance with the Japanese law without giving effect to its principles of conflict of laws.

8.4	All disputes, controversies or differences which may arise between the parties hereto, out of or in relation to or in connection with this Agreement shall be finally settled by arbitration to be held in Osaka, Japan in accordance with the Commercial Arbitration Rules of The Japan Commercial Arbitration Association. The award rendered by the arbitrator(s) shall be final and binding upon the parties hereto.

8.5	The provisions of this Agreement shall be deemed to be severable, and any invalidity of any provision of this Agreement shall not affect the validity of the remaining provisions of this Agreement.

8.6	This Agreement and the Confidentiality Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter and supersedes any prior agreement or understandings relating to the subject matter of this Agreement. This Agreement can be modified or amended only by a written instrument signed by duly authorized representatives of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the date first above written.

VIA PHARMACEUTICALS, INC.	SANTEN PHARMACEUTICAL CO., LTD.

/s/ Lawrence Cohen	/s/ Toshiaki Nishihata
Lawrence Cohen, Ph.D. Chief Executive Officer	Toshiaki Nishihata, Ph.D. Head of R& D Division
Date: 2/21/07	Date: 3/27/07

Exhibit A

Patent Rights

Country	Appln. No.	Appln. Date	Patent No.	Regist. Date	Expir. Date

Novel amino acid derivative(s) having N,N-dialkylaminophenyl group

USA	08/913,093	09/05/1997	5,872,281	02/16/1999	03/05/2016
Europea)	96904324.9	03/05/1996	0870762	04/28/2004	03/05/2016

a): UK, Germany, France, Italy, Switzerland/Liechtenstein

Novel sulfur-containing amino-acid derivatives

USA	09/254,160	03/01/1999	6,046,235	04/04/2000	09/05/2017
Europeb)	97939187.7	09/05/1997	0947502	06/21/2006	09/05/2017
Japan	H09-240109	09/05/1997	3608021	10/22/2004	09/05/2017

b): UK, Germany, France, Italy, Spain

Leukotriene A4 hydrolase inhibitors

USA	09/381,256	09/17/1999	6,242,476	06/05/2001	03/25/2018
Europec)	98910975.6	03/25/1998	0979817	07/27/2006	03/25/2018
Japan	H09-74780	03/27/1997	3196106	06/08/2001	03/27/2017

c): UK, Germany, France, Italy, Spain

Exhibit B

Terms for License Agreement

License Grant:

VIA shall have an exclusive license under the Patent Rights and the Know-How, including the unrestricted right to sublicense, to make, have made, use and sell, have sold, offer to sell and import the Product for all indications excluding the ophthalmic diseases* in all territories of the world. Notwithstanding the foregoing, SANTEN shall reserve the right to co-distribute the Product for treatment of rheumatoid arthritis in Japan.

*Note: The right for the ophthalmic disease shall be discussed and determined at the time of concluding the License Agreement.

Milestone Payments:	In consideration of the license granted to VIA, VIA shall pay SANTEN the following milestones during the Term (as hereinafter defined) on the first Product developed by VIA or its sublicensees (for clarification, each milestone is to be paid a maximum of one time):

Milestone	Payment
Execution of the License Agreement	$350,000
Enrollment of the first subject to the first Phase I clinical trial	$750,000
Enrollment of the first subject to the first Phase II clinical trial	$1,000,000
Enrollment of the first subject to the first Phase III clinical trial	$2,000,000
First NDA approval in the U.S.	$4,000,000
First MA in one of the following countries: U.K., France, Italy, Germany, Spain	$2,000,000

Royalties:	VIA shall pay to SANTEN the following royalties on annual worldwide net sales of Product during the Term.

On the first $250 million	3.5%
On the next $250 million	4.0%
Thereafter	4.5%

Term:	“Term” means the period commencing on the effective date of the License Agreement and ending upon the later of (a) the expiration of the last to expire of the Patent Rights or (b) ten (10) years from the date of the first commercial sale of Product on a country-by-country basis.

Upon the expiration of the Term in each country, the license granted shall be deemed to be perpetual, irrevocable and fully-paid up with respect to Product in such country.

Termination:	VIA may terminate the License Agreement by sixty (60) days written notice to SANTEN. Upon termination, VIA shall transfer NDA or MA to SANTEN free of charge.

Manufacturing:	If requested by VIA, SANTEN will transfer to VIA or the party designated by VIA the Know-How reasonably required for manufacture of the Materials developed by VIA. The terms and conditions for the transfer shall be separately discussed and agreed.

Miscellaneous:	The License Agreement will contain other terms and conditions customary for agreements of this type.

Exhibit C

1.	Materials to be provided by SANTEN within thirty (30) days following the Effective Date:

1.	SA 6541	100 mg
2.	SA 8395	20 mg
3.	SA 8621	20 mg
4.	SA 9499	100 mg

2.	Materials to be synthesized and provided by SANTEN:

1.	SA 9226	100 mg
2.	SA 9524	100 mg
3.	SA 8862	100 mg